Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1) Registration Statement (Form S-3 No. 333-197775) of Senomyx, Inc.,

(2) Registration Statement (Form S-8 No. 333-193306) pertaining to the 2013 Equity Incentive Plan, as amended, of Senomyx, Inc., and

(3) Registration Statement (Form S-8 Nos. 333-116893, 333-127771, 333-134578, 333-142619, 333-149247, 333-157289, 333-164693, 333-171943, 333-179211, 333-186207, 333-190293) pertaining to the 2004 Equity Incentive Plan and the 2004 Employee Stock Purchase Plan, as amended, of Senomyx, Inc.;

of our reports dated February 26, 2015, with respect to the financial statements of Senomyx, Inc. and to the effectiveness of internal control over financial reporting of Senomyx, Inc. included in this Annual Report (Form 10-K) of Senomyx, Inc. for the year ended December 31, 2014.

/s/ ERNST & YOUNG LLP

San Diego, California

February 26, 2015